For further information, contact:	Don Pearson
Vice President & CFO
847.394.8730

AMCOL INTERNATIONAL CORPORATION (NYSE:ACO)
REPORTS THIRD QUARTER EARNINGS

ARLINGTON HEIGHTS, IL., OCTOBER 17, 2008—AMCOL International Corporation (NYSE:ACO) today reported 2008 third-quarter income from continuing operations of $18.6 million or $0.60 per diluted share, compared with $20.1 million or $0.65 per diluted share in the same prior-year period. Operating profit in the 2007 quarter benefited from a $2.4 million gain on the sales of vacant land in the U.S., or $.06 per diluted share. Hurricanes in the Gulf of Mexico negatively impacted 2008 third quarter earnings by an estimated $.03 per diluted share.

Net sales from continuing operations rose 24.3% to $253.0 million for the quarter ended September 30, 2008, compared with $203.6 million for the 2007 period. Acquisitions and favorable foreign currency translation represented approximately $9.1 million and $3.2 million, respectively, of the third-quarter sales growth. Operating profit increased by 5.2% over the 2007 period to $27.4 million. Acquisitions and foreign currency translation each contributed $0.7 million to current-period operating profit.

For the nine-month period ended September 30, 2008, income from continuing operations was $45.1 million, or $1.45 per diluted share, compared with $46.2 million, or $1.49 per diluted share in the prior-year period. Net income for the nine-month period ended September 30, 2008, was $45.1 million, or $1.45 per diluted share compared with $46.0 million, or $1.48 per diluted share in the prior-year period, which includes a $.01 charge for discontinued operations.

Net sales from continuing operations for the nine-month period ended September 30, 2008, rose 23.4 % to $678.3 million, compared with $549.8 million for the 2007 period. Acquisitions and favorable foreign currency translation represented approximately $23.6 million and $12.8 million, respectively, of the sales growth. Operating profit improved by 6.2% over the 2007 period to $63.5 million. Current-year operating profit includes earnings from acquisitions and favorable foreign currency translation of $2.1 million and $2.0 million, respectively.

MORE

AMCOL Q3 2008 EARNINGS

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included later in this press release.

“We are pleased to report another quarter of solid sales growth across the company,” says Larry Washow, AMCOL President and Chief Executive Officer. “However we did see significant margin erosion in the Oilfield Services segment where hurricanes and product mix combined to reduce our margins.”

“Environmental segment gross margins were down slightly as well due to product mix but operating margins reflected the strong seasonal results,” Washow added.

“Minerals segment gross margins still require improvement but increased compared to the second quarter 2008 results and we did report an increase in operating margins this quarter as well. We expect continuing improvement in this segment,” Washow stated.

“Corporate and overhead expenses were up but at a lower rate than previous quarters. The majority of the increase is related to IT costs and increased benefits expenses,” Washow concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

Net sales: The following details the consolidated sales growth components for each operating segment over the 2007 third quarter:

Minerals: Approximately one-third of the revenue increase in the Minerals segment is due to price increases, principally in the U.S., and to a lesser extent in Asia-Pacific. Base business growth was driven by increased volume from our South African chrome operations, increased demand for Asia-Pacific metalcasting and specialty products and increased sales of products used in the U.S. petroleum industry.

Environmental: Increased demand for lining technology product lines in the U.S. and Asian markets and installation services in Poland were the largest contributors to base business growth in the quarter.

Oilfield Services: Base business growth was driven by both the expansion of domestic land-based well testing services and increased demand for nitrogen services in pipeline applications. The hurricanes in the Gulf of Mexico impacted the demand and product mix resulting in a higher percentage of land based services in the quarter. Sales from acquisitions were from Premium Reeled Tubing (“PRT”).

MORE

AMCOL Q3 2008 EARNINGS

Transportation: Traffic levels increased over the prior-year quarter due to higher demand from consumer products shippers.

Gross profit: Sales growth provided the increase in gross profit; however, gross margin was 25.1%, a 160 basis point decline from the 2007 quarter, principally due to a decline in the Oilfield Services segment gross margins.

Minerals: Gross margin of 17.7% declined 130 basis points compared to the prior-year quarter is primarily attributed to rising energy and raw material costs in addition to lower margins at new business initiatives in China and South Africa, offset by pricing initiatives. Gross margins improved 60 basis points over the 2008 second quarter.

Environmental: Gross margin of 33.0% was comparable to the prior-year quarter.

Oilfield Services: Gross margin of 32.8% declined 500 basis points compared to the prior-year quarter. Product mix in the U.S., and the effect of two hurricanes in September in the Gulf of Mexico negatively impacted gross margins and were partially offset by improved gross margins in overseas markets. Gross margins declined from the second quarter 2008 by 900 basis points due to the impact of the hurricanes as previously described.

Transportation: Gross margin of 10.5% was comparable to the prior-year quarter.

General, selling and administrative expenses (GS&A): GS&A expenses increased $7.9 million, a 28.0% increase over the 2007 third quarter. The 2007 third quarter includes the benefit of a $2.4 million gain on the sale of vacant land. Excluding this benefit, GS&A would have increased by $5.5 million, or 18.0%.

Environmental: GS&A increased $3.2 million, a 31% increase over the 2007 quarter. The 2007 third quarter includes the benefit of a $2.4 million gain on the sale of vacant land, as described earlier. Excluding this benefit, GS&A would have increased by $.8 million, or 6.5%.

Oilfield Services: GS&A increased $1.9 million over the prior-year quarter due to the PRT acquisition in the second quarter and increases in employee costs.

Corporate: GS&A increased $1.2 million due to increasing benefit costs and IT expenses resulting from infrastructure investments.

MORE

AMCOL Q3 2008 EARNINGS

Operating profit: Operating profit increased $1.4 million, a 5.2% increase. Excluding the 2007 third quarter gain on the sale of vacant land, previously mentioned in the release, operating profit would have increased $3.8 million, or 15.9%.

Interest expense: Net interest expense increased by approximately $1.0 million over the prior-year quarter due to higher average debt levels.

Other, net: Other, net increased $.9 million, principally due to foreign currency transactions, impacted by the substantial strengthening of the U.S. dollar in the current period.

Income taxes: The effective tax rate for the third quarter of 2008 was 25.1% compared to 20.7% for the same period in 2007. Favorable adjustments to contingency reserves reduced the effective tax rate in both the 2008 and 2007 quarters. These adjustments benefited quarterly income by approximately $1.0 million each year. Excluding these adjustments, the effective tax rate would have been 30.1% and 24.9% in the 2008 and 2007 third quarter, respectively, which reflects a greater percentage of income generated in our U.S. based businesses.

Income from joint ventures: Income from our joint ventures, primarily our India-based investments, remained relatively consistent versus the prior period.

Share count: Weighted average common and common equivalent shares outstanding were 31.1 million and 30.9 million for the quarters ended September 30, 2008 and 2007, respectively.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt increased to $287.6 million at September 30, 2008 compared to $164.2 million at December 31, 2007.  The increase was primarily due to funding acquisitions, increased working capital levels and capital expenditures. Total long-term debt represented 42.9% of capitalization at September 30, 2008, compared with 31.8% at December 31, 2007.  Cash and cash equivalents were $33.6 million at September 30, 2008 compared with $25.3 million at December 31, 2007.

Working capital increased to $280.1 million at September 30, 2008 from $202.5 million at December 31, 2007.  The current ratio was 3.3-to-1 and 3.0-to-1 at September 30, 2008, and December 31, 2007, respectively.

MORE

AMCOL Q3 2008 EARNINGS

Cash flow provided from operating activities was $2.6 million year-to-date as of September 30, 2008 compared to $42.0 million in cash generated in the prior-year period.  The increase in working capital caused the decline in operating cash flows compared with the prior-year period, principally due to an increase in accounts receivables and inventories.

Excluding the construction of the new corporate building, acquisitions were the primary investing activity in the 2008 nine month period amounting to $42.5 million, largely due to the PRT acquisition compared with $38.8 million in the prior-year period.  Capital expenditures in the 2008 period amounted to $29.7 million compared with $36.3 million in the prior-year period.

Approximately $2.0 million has been expended on share repurchases thru September 30, 2008, with $6.6 million remaining under the previously announced share repurchase program.  Eighty thousand shares were repurchased at an average price of $25.45 per share.  Dividends declared year-to-date through September 30, 2008, increased by 14.8% over the prior-year period to $15.1 million.

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

AMCOL International, headquartered in Arlington Heights, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL’s web address is www.amcol.com. AMCOL’s third quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website or by dialing (877) 718-5095.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007

Net sales	$678,304	$549,780	$253,048	$203,598
Cost of sales	505,727	402,190	189,481	149,298
Gross profit	172,577	147,590	63,567	54,300
General, selling and administrative expenses	109,061	87,756	36,214	28,297
Operating profit	63,516	59,834	27,353	26,003
Other income (expense):
Interest expense, net	(8,642)	(6,506)	(3,404)	(2,409)
Other, net	(1,475)	(1,000)	(1,763)	(830)
	(10,117)	(7,506)	(5,167)	(3,239)
Income before income taxes and income from affiliates and joint ventures	53,399	52,328	22,186	22,764
Income tax expense	13,950	12,205	5,567	4,704
Income before income from affiliates and joint ventures	39,449	40,123	16,619	18,060

Income from affiliates and joint ventures	5,614	6,118	1,971	2,086

Income from continuing operations	45,063	46,241	18,590	20,146

(Loss) Income from discontinued operations	-	(286)	-	-
Net income	$45,063	$45,955	$18,590	$20,146

Weighted average common shares outstanding	30,405	30,146	30,540	30,130

Weighted average common and common equivalent shares outstanding	30,993	30,934	31,129	30,887

Basic earnings per share:
Continuing operations	$1.48	$1.53	$0.61	$0.67
Discontinued operations	-	(0.01)	-	-
Basic earnings per share	$1.48	$1.52	$0.61	$0.67

Diluted earnings per share:
Continuing operations	$1.45	$1.49	$0.60	$0.65
Discontinued operations	-	(0.01)	-	-
Diluted earnings per share	$1.45	$1.48	$0.60	$0.65

Dividends declared per share	$0.50	$0.44	$0.18	$0.16

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2008 (unaudited)	December 31, 2007 *
ASSETS
Current assets:
Cash and equivalents	$33,646	$25,282
Accounts receivable, net	224,854	166,835
Inventories	116,898	91,367
Prepaid expenses	15,088	13,529
Deferred income taxes	5,589	4,374
Income tax receivable	-	2,768
Other	7,345	475
Total current assets	403,420	304,630

Investments in and advances to affiliates and joint ventures	63,668	49,309
Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	20,807	21,394
Depreciable assets	406,707	352,100

	427,514	373,494
Less: accumulated depreciation and depletion	212,436	196,904
	215,078	176,590
Other assets:
Goodwill	73,700	59,840
Intangible assets, net	53,456	41,257
Deferred income taxes	4,527	5,513
Other assets	15,093	15,007
	146,776	121,617
	$828,942	$652,146
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$55,779	$44,274
Accrued liabilities	67,537	57,833
Total current liabilities	123,316	102,107

Long-term debt	266,926	164,232
Long-term debt - corporate building	20,692	-
Total long-term debt	287,618	164,232

Minority interests in subsidiaries	1,513	327
Pension liabilities	9,649	9,576
Deferred compensation	7,640	7,559
Other liabilities	17,087	16,022
	35,889	33,484
Stockholders’ equity:
Common stock	320	320
Additional paid in capital	85,672	81,599
Retained earnings	288,084	258,164
Accumulated other comprehensive income	26,518	33,248
	400,594	373,331
Less:
Treasury stock	18,475	21,008
	382,119	352,323
	$828,942	$652,146

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flow from operating activities:
Net income	$45,063	$45,955
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	24,872	21,688
Other non - cash charges	(2,469)	(9,102)
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (Increase) in current assets	(86,237)	(44,716)
Decrease (Increase) in noncurrent assets	496	(1,620)
Increase (decrease) in current liabilities	20,116	23,435
Increase (decrease) in noncurrent liabilities	788	6,382
Net cash provided by (used in) operating activities	2,629	42,022

Cash flow from investing activities:
Capital expenditures	(29,686)	(36,319)
Capital expenditures - corporate building	(14,273)	(1,258)
Acquisitions, net of cash	(42,549)	(38,783)
Investments in and advances to affiliates and joint ventures	(10,993)	(7,369)
Advances to non - affiliates	(6,000)	-
Proceeds from sale of land and depreciable assets	772	6,636
Investments in restricted cash	(1,796)	(856)
Other	(1,169)	(173)
Net cash used in investing activities	(105,694)	(78,122)
Cash flow from financing activities:
Net change in outstanding debt	105,495	50,368
Net change in outstanding debt - corporate building	20,692	-
Proceeds from sales of treasury stock	1,550	2,574
Purchases of treasury stock	(2,062)	(6,115)
Dividends	(15,143)	(13,194)
Excess tax benefits from stock-based compensation	1,087	1,463
Net cash provided by financing activities	111,619	35,096
Effect of foreign currency rate changes on cash	(190)	3,972
Net increase (decrease) in cash and cash equivalents	8,364	2,968
Cash and cash equivalents at beginning of period	25,282	17,805
Cash and cash equivalents at end of period	$33,646	$20,773

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

	Three Months Ended September 30,
Minerals	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$116,881	100.0%	$90,906	100.0%	$25,975	28.6%
Cost of sales	96,206	82.3%	73,610	81.0%	22,596	30.7%
Gross profit	20,675	17.7%	17,296	19.0%	3,379	19.5%
General, selling and administrative expenses	9,565	8.2%	8,161	9.0%	1,404	17.2%
Operating profit	11,110	9.5%	9,135	10.0%	1,975	21.6%

	Three Months Ended September 30,
Environmental	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$86,133	100.0%	$76,121	100.0%	$10,012	13.2%
Cost of sales	57,731	67.0%	50,839	66.8%	6,892	13.6%
Gross profit	28,402	33.0%	25,282	33.2%	3,120	12.3%
General, selling and administrative expenses	13,683	15.9%	10,444	13.7%	3,239	31.0%
Operating profit	14,719	17.1%	14,838	19.5%	(119)	-0.8%

	Three Months Ended September 30,
Oilfield Services	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$38,379	100.0%	$27,143	100.0%	$11,236	41.4%
Cost of sales	25,785	67.2%	16,896	62.2%	8,889	52.6%
Gross profit	12,594	32.8%	10,247	37.8%	2,347	22.9%
General, selling and administrative expenses	6,400	16.7%	4,494	16.6%	1,906	42.4%
Operating profit	6,194	16.1%	5,753	21.2%	441	7.7%

	Three Months Ended September 30,
Transportation	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$17,983	100.0%	$14,381	100.0%	$3,602	25.0%
Cost of sales	16,087	89.5%	12,906	89.7%	3,181	24.6%
Gross profit	1,896	10.5%	1,475	10.3%	421	28.5%
General, selling and administrative expenses	938	5.2%	745	5.2%	193	25.9%
Operating profit	958	5.3%	730	5.1%	228	31.2%

	Three Months Ended September 30,
Corporate	2008	2007	2008 vs 2007
	(Dollars in Thousands)

Intersegment shipping sales	$(6,328)	$(4,953)	$(1,375)
Intersegment shipping costs	(6,328)	(4,953)	$(1,375)
Gross profit	-	-
General, selling and administrative expenses	5,628	4,453	1,175	26.4%
Operating loss	5,628	4,453	1,175	26.4%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Nine Months Ended September 30,
Minerals	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$323,228	100.0%	$262,432	100.0%	$60,796	23.2%
Cost of sales	267,532	82.8%	212,005	80.8%	55,527	26.2%
Gross profit	55,696	17.2%	50,427	19.2%	5,269	10.4%
General, selling and administrative expenses	28,379	8.8%	23,721	9.0%	4,658	19.6%
Operating profit	27,317	8.4%	26,706	10.2%	611	2.3%

	Nine Months Ended September 30,
Environmental	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$222,393	100.0%	$189,927	100.0%	$32,466	17.1%
Cost of sales	147,694	66.4%	124,523	65.6%	23,171	18.6%
Gross profit	74,699	33.6%	65,404	34.4%	9,295	14.2%
General, selling and administrative expenses	41,754	18.8%	34,388	18.1%	7,366	21.4%
Operating profit	32,945	14.8%	31,016	16.3%	1,929	6.2%

	Nine Months Ended September 30,
Oilfield Services	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$100,177	100.0%	$72,137	100.0%	$28,040	38.9%
Cost of sales	63,130	63.0%	44,633	61.9%	18,497	41.4%
Gross profit	37,047	37.0%	27,504	38.1%	9,543	34.7%
General, selling and administrative expenses	18,156	18.1%	13,661	18.9%	4,495	32.9%
Operating profit	18,891	18.9%	13,843	19.2%	5,048	36.5%

	Nine Months Ended September 30,
Transportation	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$49,216	100.0%	$38,654	100.0%	$10,562	27.3%
Cost of sales	44,081	89.6%	34,399	89.0%	9,682	28.1%
Gross profit	5,135	10.4%	4,255	11.0%	880	20.7%
General, selling and administrative expenses	2,564	5.2%	2,253	5.8%	311	13.8%
Operating profit	2,571	5.2%	2,002	5.2%	569	28.4%

	Nine Months Ended September 30,
Corporate	2008	2007	2008 vs 2007
	(Dollars in Thousands)

Intersegment shipping sales	$(16,710)	$(13,370)	$(3,340)
Intersegment shipping costs	(16,710)	(13,370)	$(3,340)
Gross profit	-	-
General, selling and administrative expenses	18,208	13,733	4,475	32.6%
Operating loss	18,208	13,733	4,475	32.6%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

	Three Months Ended September 30, 2008
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	31.1%	8.4%	6.7%	46.2%
Environmental	17.9%	14.0%	2.2%	34.1%
Oilfield services	13.3%	1.0%	0.8%	15.1%
Transportation	4.6%	0.0%	0.0%	4.6%
Total - current year's period	66.9%	23.4%	9.7%	100.0%
Total from prior year's comparable period	67.8%	25.4%	6.9%	100.0%

Percentage of Revenue Growth by Component	Three Months Ended September 30, 2008 vs. Three Months Ended September 30, 2007
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	11.8%	0.9%	0.1%	12.8%
Environmental	2.5%	0.8%	1.6%	4.9%
Oilfield services	2.9%	2.7%	-0.1%	5.5%
Transportation	1.1%	0.0%	0.0%	1.1%
Total	18.3%	4.4%	1.6%	24.3%
% of growth	75.2%	18.4%	6.4%	100.0%

	Three Months Ended September 30,
Minerals Product Line Sales	2008	2007	% change
	(Dollars in Thousands)

Metalcasting	$46,392	$40,232	15.3%
Specialty materials	26,587	22,893	16.1%
Pet products	19,559	15,826	23.6%
Basic minerals	21,917	11,140	96.7%
Other product lines	2,426	815	*
Total	116,881	90,906
* Not meaningful.

	Three Months Ended September 30,
Environmental Product Line Sales	2008	2007	% change
	(Dollars in Thousands)

Lining technologies	$57,320	$48,914	17.2%
Building materials	22,237	20,638	7.7%
Other product lines	6,576	6,569	*
Total	86,133	76,121

* Not meaningful.

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

	Nine Months Ended September 30, 2008
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	33.2%	7.6%	6.9%	47.7%
Environmental	16.8%	13.9%	2.1%	32.8%
Oilfield services	12.5%	1.6%	0.6%	14.7%
Transportation	4.8%	0.0%	0.0%	4.8%
Total - current year's period	67.3%	23.1%	9.6%	100.0%
Total from prior year's comparable period	68.8%	23.7%	7.5%	100.0%

	Nine Months Ended September 30, 2008 vs. Nine Months Ended September 30, 2007
Percentage of Revenue Growth by Component	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	8.8%	1.8%	0.5%	11.1%
Environmental	3.2%	0.9%	1.8%	5.9%
Oilfield services	3.5%	1.6%	0.0%	5.1%
Transportation	1.3%	0.0%	0.0%	1.3%
Total	16.8%	4.3%	2.3%	23.4%
% of growth	71.6%	18.4%	10.0%	100.0%

	Nine Months Ended September 30,
Minerals Product Line Sales	2008	2007	% change
	(Dollars in Thousands)

Metalcasting	$134,118	$114,101	17.5%
Specialty materials	77,239	62,992	22.6%
Pet products	58,261	47,907	21.6%
Basic minerals	47,275	33,703	40.3%
Other product lines	6,335	3,729	*
Total	323,228	262,432

* Not meaningful.

	Nine Months Ended September 30,
Environmental Product Line Sales	2008	2007	% change
	(Dollars in Thousands)

Lining technologies	$138,267	$112,659	22.7%
Building materials	65,090	60,083	8.3%
Other product lines	19,036	17,185	*
Total	222,393	189,927

* Not meaningful.